Exhibit 99.1

NEWS RELEASE

For more information contact:
Media - Anthony Chavez, 253-924-7148
Analysts - Beth Baum, 253-924-3815

Weyerhaeuser announces leadership changes for Cellulose Fibers, Wood Products
FEDERAL WAY, Wash. (Nov. 14, 2014) - Weyerhaeuser Company (NYSE: WY) today announced the appointments of Cathy Slater as senior vice president, Cellulose Fibers, and Adrian Blocker as senior vice president, Wood Products. Both changes are effective Jan. 1, 2015.
Slater, who currently leads the company’s Engineered Products and Distribution businesses and also has extensive experience in the Cellulose Fibers business, will succeed Shaker Chandrasekaran, who will retire early next year. Blocker will expand his current leadership of the company’s Lumber business to include OSB, Engineered Lumber Products and Distribution.
“Both Cathy and Adrian have proven their ability to drive operational excellence improvements to get results, and I look forward to the expertise and energy they will bring to their new roles,” said Doyle R. Simons, president and CEO. “I want to thank Shaker for the outstanding leadership he has demonstrated throughout his tenure in our Cellulose Fibers business, and we wish him well in his retirement.”

About Cathy Slater
Cathy Slater, has been Weyerhaeuser’s senior vice president, Engineered Products and Distribution since Aug. 21, 2013. She was Weyerhaeuser’s vice president, Oriented Strand Board, from 2011 to 2013. Prior to that role, she held a number of other leadership roles in the company’s Wood Products segment. Before joining the Wood Products team, she held numerous positions in the company’s Cellulose Fibers business, including leadership roles at the Flint River and Port Wentworth, Ga., pulp mills, and leadership oversight for the company’s operations in Alberta, which included pulp, timberlands, OSB, lumber, and engineered lumber. Prior to joining Weyerhaeuser in 1992, she held several leadership roles at Procter and Gamble.
About Adrian Blocker
Adrian Blocker, has been Weyerhaeuser’s senior vice president, Lumber, since Aug. 21, 2013. He joined the company in May 2013 as vice president, Lumber. Prior to that role, he served as CEO of the Wood Products Council. Throughout his career in the industry, Blocker held numerous leadership positions at West Fraser, International Paper and Champion International that were focused on wood products manufacturing, forest management, fiber procurement, consumer packaging, strategic planning, and business development.
About Shaker Chandrasekaran
Shaker Chandrasekaran, has been Weyerhaeuser’s senior vice president, Cellulose Fibers, since 2006. He was vice president, Manufacturing, Cellulose Fibers, from 2005 to 2006; vice president and mill manager at the Kamloops, British Columbia, Cellulose Fibers mill from 2003 to 2005; and vice president and mill manager at the Kingsport, Tennessee, paper mill from 2002 to 2003. He joined Weyerhaeuser in 2002 with the company's acquisition of Willamette Industries Inc. He began his career in the pulp and paper industry in 1972 and migrated to the United States in 1980. He held a number of leadership positions in Mead Corporation and Willamette Industries Inc. He is on the Board of Trustees for the Pulp & Paper Foundation, Miami University, Oxford, Ohio.

About Weyerhaeuser
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2013, our continuing operations generated $7.3 billion in sales and employed approximately 13,000 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.